EXHIBIT 4.10

INTERCREDITOR AGREEMENT

          This INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of        , 2003, among [Bankers Trust Company], as trustee (together with any successor thereto exercising substantially the same rights and powers, the “Trustee”) under the Indenture (as defined below), Lehman Commercial Paper Inc., as administrative agent under the Credit Agreement (as defined below) (the “Administrative Agent”), and State Street Bank and Trust Company, a Massachusetts banking corporation, as collateral agent under the Credit Agreement (the “Collateral Agent”).

W I T N E S S E T H:

          WHEREAS, AirGate PCS, Inc. (the “Borrower”) and the Administrative Agent entered into Amendment No. 2 to the Credit Agreement, pursuant to which the Credit Agreement was amended to permit the Borrower to exchange notes issued under that certain Indenture, dated as of September 30, 1999, among the Borrower, AGW Leasing Company, Inc. and Bankers Trust Company, as trustee, for 9?% Senior Subordinated Secured Notes due September 1, 2009 issued under the Indenture (the “Subordinated Notes”) that shall be subordinated to the Loans; and

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Borrower is issuing the Subordinated Notes, which shall be secured by second priority liens on the collateral that secures the obligations of the Borrower under the Credit Agreement.

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

     1. Definitions.

     (a) Unless otherwise defined herein, terms defined in the Credit Agreement and under the Senior Loan Documents have the meanings given to them in such documents.

     (b) The following terms shall have the following meanings:

     “Agreement” means this Intercreditor Agreement as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

     “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

     “Collateral” shall mean the assets of the Borrower and its Subsidiaries now or hereafter owned or acquired and all proceeds thereof subject to a security interest that secures payment or performance of the Senior Loan Obligations and the Subordinated Obligations.

     “Credit Agreement” means the Credit Agreement, dated as of August 16, 1999, as amended, among the Borrower, the lenders party thereto, the Collateral Agent and the Administrative Agent, and shall include any credit agreement or similar document providing for one or more debt facilities or agreements or commercial paper facilities constituting Senior Loan Obligations entered into by the Borrower and any lenders to amend, restate, modify, renew, refund, replace or refinance in any manner the Credit Agreement in whole or in part.

     “Indenture” means the Indenture, dated as of    , 2003, by and between the Borrower, the Guarantors and the Trustee, and shall include any indenture or similar document entered into by the Borrower and any trustee to replace the Indenture in whole or in part, to the extent permitted by the Credit Agreement.

     “Loan Parties” shall mean the Borrower and its Subsidiaries.

     “Proceeding” shall mean any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Borrower or any of its Subsidiaries and any other voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of the Borrower or any of its Subsidiaries.

     “Senior Agents” shall mean the Administrative Agent and the Collateral Agent or the then acting administrative and collateral agents for the Senior Lenders under the Senior Loan Documents and any successors thereto exercising substantially the same rights and powers.

     “Senior Lenders” shall mean the lenders from time to time party to the Credit Agreement.

     “Senior Loan Documents” means the Credit Agreement, the Senior Security Documents and each other Loan Document.

     “Senior Loan Obligations” means Senior Debt (as defined in the Indenture). To the extent any payment with respect to the Senior Loan Obligations (whether by or on behalf of the Borrower, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

     “Senior Security Documents” shall mean the Security Documents under the Credit Agreement.

     “Subordinated Guarantee” shall mean the guarantee of the Subordinated Obligations by a Subsidiary executed by such Subsidiary pursuant to the Indenture.

     “Subordinated Note Documents” means the Indenture, the Subordinated Notes issued thereunder, the Subordinated Guarantees and the Subordinated Security Documents.

     “Subordinated Obligations” means the Obligations (as defined in the Indenture) with respect to the Subordinated Notes and the other Subordinated Note Documents and shall include, without limitation, the unpaid principal of and interest owing under the Subordinated Notes and all other obligations and liabilities of the Borrower or any Subsidiary thereunder and under the other Subordinated Note Documents (including, without limitation, interest accrued at the then applicable rate provided in the Subordinated Notes after the filing of a petition in bankruptcy or the commencement of any Proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Subordinated Note Documents, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, including, without limitation, all fees and disbursements of counsel to the Trustee and fees, expenses and indemnities of the Trustee that are required to be paid pursuant to the terms of the Indenture or any other Subordinated Note Document. To the extent any payment with respect to the Subordinated Obligations (whether by or on behalf of the Borrower, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

     “Subordinated Security Documents” means any and all documents providing for the grant of security to secure the Subordinated Obligations.

     (c) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Credit Agreement or in the Indenture), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     2. Releases.

     (a) If in connection with:

     (i) the exercise of the Collateral Agent’s remedies in respect of the Collateral provided for in Section 4, including any sale, lease, exchange, transfer or other disposition of such Collateral; or

     (ii) subject to Section 2(c) below, any sale, lease, exchange, transfer or other disposition of Collateral permitted or not prohibited under the Credit Agreement (whether or not an event of default, as defined therein, has occurred and is continuing) and permitted or not prohibited under the Indenture, the Collateral Agent, for itself or on behalf of any of the Senior Lenders, releases any of its Liens on any part of the Collateral (or any Guarantor from its obligations under its guaranty of the Senior Loan Obligations), the Liens, if any, of the Trustee, for itself or for the benefit of the holders of Subordinated Notes, on such Collateral (and the obligations of such Guarantor under its guaranty of the Subordinated Obligations) shall be automatically, unconditionally and simultaneously released (except as provided in the last sentence of Section 2(d)) and the Trustee, for itself or on behalf of any such holder of Subordinated Notes, shall promptly execute and deliver to the Collateral Agent or the Borrower such termination statements, releases and other documents as the Collateral Agent or the Borrower may request to effectively confirm such release.

     (b) The Trustee, for itself and on behalf of the holders of Subordinated Notes, hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent of the Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Trustee or such holder or in the Collateral Agent’s own name, from time to time in the Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 2, to take any and all appropriate action and to execute and record any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 2, including, without limitation, any financing statements, endorsements or other instruments or transfer or release.

     (c) Notwithstanding anything to the contrary contained herein, in the event that the Collateral Agent releases its Liens on the Collateral because the Senior Loan Obligations have been paid in full, neither the Trustee nor the holders of Subordinated Notes shall be obligated to release their Liens on any Collateral owned by the Loan Parties after giving effect to such payment and termination (and any sale, transfer or other disposition of Collateral occurring in connection therewith contemplated under this Agreement); provided, however, that in connection with any refinancing or replacement of all or any portion of the Senior Loan Obligations prior to the occurrence of a Proceeding, the Trustee, on behalf of each holder of Subordinated Notes, shall, if requested by the Borrower or the existing or new holders of the Senior Loan Obligations, execute an intercreditor agreement on the same terms as this Agreement with the lenders under such refinancing or replacement. Furthermore, if the Senior Loan Obligations have been paid in full in connection with any sale, transfer or other disposition of Collateral contemplated under this Agreement, the Liens held by the holders of the Subordinated Notes shall not be automatically released with respect to the proceeds of such sale, transfer or other disposition of Collateral which remain after the Senior Loan Obligations have been paid in full.

     (d) Notwithstanding any provision to the contrary contained in this Section 2, no portion of the Collateral may be released from the Subordinated Note Documents unless Borrower shall have complied with the provisions of Section 314(c) and 314(d) of the Trust Indenture Act, if applicable, and shall have furnished evidence of such compliance (or evidence that no compliance is needed) to the Collateral Agent and the Trustee.

          3. Proceedings. In the event of any Proceeding involving any of the Loan Parties:

     (a) If the Trustee has failed to file claims or proofs of claim with respect to the Subordinated Notes in any Proceeding earlier than five days prior to the deadline for any such filing, the holders of the Subordinated Notes hereby appoint and empower any administrative agent or collateral agent or other representative in any case for the Senior Lenders to file such claims or proofs of claim; provided, that such agent on behalf of the Senior Lenders shall have no obligation to file any such claim. Absent any such failure to file, the Trustee shall have and shall continue to have full and absolute discretion over the filing of such claims in any manner and substance as the Trustee may determine in its sole discretion.

     (b) The Trustee and each holder of Subordinated Notes agrees that the Senior Lenders may (x) consent to the use of cash collateral under Section 363 of the Bankruptcy Code, (y) provide financing to the Loan Parties under Section 364 of the Bankruptcy Code so long as the maximum amount of such financing, together with the amounts outstanding under the Credit Facilities (as defined in the Indenture), does not exceed the amount set forth in subsection (3) of the definition of Permitted Debt contained in Section 4.9 of the Indenture, or (z) obtain adequate protection of their interests in the Collateral, all on such terms and conditions and in such amounts as such Senior Lenders may decide, and that neither the Trustee nor the holders of the Subordinated Notes shall raise any objections to such financing, use of cash collateral or adequate protection on the grounds of a failure to provide “adequate protection” for their Liens in the Collateral, so long as (i) the interest rate, fees, advance rates, lending sublimits and limits and other terms of such financing are consistent with debtor-in-possession financing transactions of a similar nature, (ii) the Trustee on behalf of the holders of the Subordinated Notes retains a Lien on the Collateral (including proceeds thereof arising after the commencement of such Proceeding) with the same priority as existed prior to the commencement of the case under the Bankruptcy Code, but subject to the priming liens of the Senior Lenders and of any financing under Section 364 of the Bankruptcy Code permitted herein, (iii) the Trustee on behalf of the holders of the Subordinated Notes receives additional and replacement Liens on post-petition assets to the same extent granted to the Senior Lenders, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code, but subject to the priming liens of the Senior Lenders and of any financing under Section 364 of the Bankruptcy Code permitted herein, and (iv) such financing, use of cash collateral or adequate protection is subject to the terms of this Agreement. The Trustee and each holder of the Subordinated Notes agrees that all such financing under Section 364 of the Bankruptcy Code permitted herein shall constitute Senior Loan Obligations hereunder, and, in connection therewith, each Loan Party may grant to such Senior Lenders Liens upon all of the Property of such Loan Party, subject to (iii) above, which Liens (A) shall secure payment of all or any portion of the Senior Loan Obligations (whether such Senior Loan Obligations arose prior to the commencement of any Proceeding or at any time thereafter) provided by such Senior Lenders during the Proceeding and (B) shall be superior in priority to the Liens in favor of the holders of the Subordinated Notes. Each of the Trustee and the holders of the Subordinated Notes hereby waives any rights it may have under Section 363(f)(3) of the Bankruptcy Code (but preserves all other rights it may have) to object to or oppose a sale or other disposition of any Collateral free and clear of Liens or other claims of each holder of Subordinated Notes if the Senior Lenders have consented to such sale or disposition.

          4. Rights in Collateral.

     (a) Notwithstanding anything to the contrary contained in any filing or agreement to which the Trustee, the holders of the Subordinated Notes, the Senior Agents, the Senior Lenders or the Borrower may be a party and irrespective of the time, order or method of attachment or perfection of the security interests created by the Senior Security Documents or the Subordinated Security Documents, the rules for determining priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors, all Liens on the Collateral securing the Subordinated Obligations pursuant to the Subordinated Security Documents shall be and hereby are subordinated for all purposes and in all respects to Liens on the Collateral securing the Senior Loan Obligations pursuant to the Senior Security Documents, and any security interest in any Collateral in favor of or for the benefit of the Senior Agent and Senior Lenders pursuant to the Senior Security Documents has and shall have priority, to the extent of any unpaid Senior Loan Obligations, over any security interest in such Collateral in favor of or for the benefit of the Trustee or the holders of the Subordinated Notes pursuant to the Subordinated Security Documents.

     (b) So long as the Senior Loan Obligations have not been paid in full or the commitments under the Credit Agreement have not been terminated or expired (i) neither the Trustee nor any holder of the Subordinated Notes will institute any action or proceeding to exercise any of its rights or remedies with respect to any Collateral, including, without limitation, any action of foreclosure upon any Collateral and (ii) the Senior Agents shall have the exclusive right to enforce rights and exercise remedies with respect to the Collateral under the Senior Security Documents, and neither the Trustee nor any holder of the Subordinated Notes shall have any right to consent to, require notice of (except as provided herein or in the applicable Uniform Commercial Code) or be consulted with respect to, the enforcement of such rights or the exercise of such remedies by the Senior Agent and the Senior Lenders with respect thereto; provided, however, that, (A) in any Proceeding commenced by or against the Borrower, the Trustee may file a claim or statement of interest with respect to the Subordinated Obligations, and (B) the Trustee may take any action in order to preserve or protect its rights in the Collateral not in contravention of this Agreement.

     (c) The Trustee and each holder of Subordinated Notes agrees not to seek to challenge, to avoid, to subordinate or to contest or directly or indirectly to support any other Person in challenging, avoiding or contesting in any judicial or other proceeding, including, without limitation, any Proceeding, the priority, validity, extent, perfection or enforceability of any Lien held by the Collateral Agent or any Senior Lender in all or any part of the Collateral. The Senior Agents and each Senior Lender agrees not to seek to challenge, to avoid, to subordinate, except pursuant to the terms of this Agreement and the Indenture, or to contest or directly or indirectly to support any other Person in challenging, avoiding or contesting in any judicial or other proceeding, including, without limitation, any Proceeding, the priority, validity, extent, perfection or enforceability of any Lien held by the Trustee or any holder of Subordinated Notes in all or any part of the Collateral.

     (d) So long as the Senior Loan Obligations have not been paid in full or the commitments under the Credit Agreement have not been terminated or expired, any money, property, securities or other distributions of any nature whatsoever received from the sale, disposition or other realization upon a foreclosure in accordance with the Uniform Commercial Code or other exercise of remedies with respect to the Collateral by any Senior Lender, any Senior Agent, the Trustee or any holder of the Subordinated Notes, or all or any part of the Collateral, regardless of whether such money, property, securities or other distributions are received during the pendency of any Proceeding or otherwise, shall be delivered to the Collateral Agent in the form received, duly indorsed to such party, if required, and applied by the Collateral Agent in the following order:

     First, to the payment in full of all costs and expenses (including, without limitation, attorneys’ fees and disbursements) paid or incurred by the Senior Agents and the Senior Lenders in connection with such realization on the Collateral or the protection of any of their rights and interests therein;

     Second, to the payment in full of all Senior Loan Obligations in the order prescribed in Section 2.16(b) of the Credit Agreement;

     Third, to the Trustee for application to the Subordinated Obligations pursuant to Section 6.10 of the Indenture to the full extent thereof at such time; and

     Fourth, to pay the Borrower or the appropriate designee thereof or as a court of competent jurisdiction may direct, any surplus then remaining.

     (e) In the event that:

     (i) all of the Senior Loan Obligations have been paid in full and the commitments under the Credit Agreement have been terminated or expired;

     (ii) after giving effect thereto any Collateral remains that remains pledged pursuant to the Subordinated Security Documents, and

     (iii) at such time there are Subordinated Obligations outstanding,

then the Trustee shall have the right to exercise remedies against the Collateral and to enforce the provisions of the Subordinated Security Documents in respect of the Collateral without any consent of, notice to or consultation with any Senior Lender.

     (f) Any Collateral or proceeds thereof received by the Trustee or any holder of Subordinated Notes in connection with the exercise of any right or remedy relating to the Collateral pursuant to the Subordinated Security Documents in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Collateral Agent for the benefit of the Senior Lenders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

     (g) Notwithstanding anything to the contrary in this Agreement, the Trustee and the holders of Subordinated Notes may accelerate the Subordinated Obligations and exercise rights and remedies as a creditor against the Borrower and its Subsidiaries (other than with respect to the Collateral as provided herein) in accordance with the terms of the Subordinated Note Documents and applicable law.

     (h) THE BORROWER, EACH OF THE SENIOR AGENTS (ON THEIR OWN BEHALF AND ON BEHALF OF THE SENIOR LENDERS) AND THE TRUSTEE EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

          5. Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Senior Lenders, the Senior Agents, the holders of the Subordinated Notes and the Trustee with respect to the Collateral, and no other Person shall have any right, benefit or other interest under this Agreement. Notwithstanding anything to the contrary herein, this Agreement shall not modify or amend the rights and obligations of the Borrower and its Subsidiaries under any Senior Loan Document or any Subordinated Note Document.

          6. Termination of Agreement; Acknowledgments.

     (a) The rights of the Senior Lenders under this Agreement shall terminate when the Senior Loan Obligations have been paid in full in cash and all commitments to extend credit under the Credit Agreement have terminated or expired; provided, that the obligations of the Senior Agents and the Senior Lenders arising under this Agreement upon the payment in full in cash of the Senior Obligations shall continue until such obligations have been fully satisfied in accordance with the terms of this Agreement. The Senior Agents acknowledge on behalf of the Senior Lenders that the Senior Loan Obligations shall be deemed “paid in full in cash” for all purposes of this Agreement when the Senior Lenders have received payment in cash of all principal, interest and other amounts then outstanding under the Senior Loan Documents. The Senior Agents agree that within five Business Days after payment in cash of all principal, interest and other amounts then outstanding under the Senior Loan Documents and termination or expiration of all commitments to extend credit under the Credit Agreement, they will, upon the request of the Trustee, provide a written acknowledgment of such payment to the Trustee, which acknowledgment shall also acknowledge that the Senior Lenders have no further rights under this Agreement or in respect of the Collateral securing the Senior Loan Obligations. Concurrent with such acknowledgment, the Senior Agents will deliver to the Trustee, if any of the Subordinated Obligations shall be outstanding, any items of such Collateral held in the possession of either of the Senior Agents together with any necessary endorsements (or otherwise allow the Trustee to obtain control of such collateral), provided that if no Subordinated Obligations shall be outstanding, the Senior Agents will deliver all such items of Collateral to the Borrower.

     (b) The Senior Loan Obligations shall continue to be treated as Senior Loan Obligations and the provisions of this Agreement shall continue to govern the relative rights and priorities of Senior Lenders and the holders of the Subordinated Notes even if all or part of the Senior Loan Obligations or the Liens securing the Senior Loan Obligations are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the Senior Loan Obligations is rescinded or must otherwise be returned by any holder of Senior Loan Obligations or any representative of such holder.

          7. Collateral Agent as Bailee for Perfection of Interest in Possessory Collateral. The Trustee, on behalf of the holders of the Subordinated Notes, hereby appoints the Collateral Agent as the agent for the Trustee and the holders of the Subordinated Notes, solely for the purposes of perfecting Liens in favor of the Trustee and the holders of the Subordinated Notes on Collateral which is of a type such that perfection of a Lien thereon may be accomplished by possession thereof and to which the Collateral Agent has possession (and the Collateral Agent hereby acknowledges such appointment). In the event all Senior Loan Obligations shall have been paid in full, the Collateral Agent shall deliver to the Trustee all such Collateral remaining in the possession of the Collateral Agent, and the Loan Parties hereby irrevocably authorize any such delivery of Collateral by the Collateral Agent. The obligations of the Collateral Agent and the Loan Parties under the preceding sentence shall survive the termination of this Agreement.

          8. Notices. All notices, requests and demands to or upon the parties to be effective shall be in writing (or by fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (a) when delivered by hand or (b) if given by mail, five days after being deposited in the mails by certified mail, return receipt requested, or (c) if by fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

If to the Administrative	LEHMAN COMMERCIAL PAPER INC
Agent:	745 Seventh Avenue
New York, New York 10019
Attention: Frank P. Turner
Telecopy: (646) 758-1986

If to the Collateral Agent:	STATE STREET BANK AND TRUST COMPANY
2 Avenue de Lafayette, 6th Floor
Boston, Massachusetts 02111-1724
Attention: Patrick E. Thebado,
Assistant Vice President
Telecopy: (617) 662-1460

If to the Trustee:	BANKERS TRUST COMPANY
Four Albany Street — 4th Floor
New York, New York 10006
Attention: Corporate Trust and Agency
Group, Corporate Market Services
Telecopy: (212) 250-6961

If to the Borrower:	AIRGATE PCS, INC.
Harris Tower, Suite 1700
233 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attention: President
Telecopy: (404) 525-7922

The parties hereto may change their addresses and transmission numbers for notices by notice in the manner provided in this Section.

          9. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Agreement signed by all the parties shall be lodged with the Collateral Agent and the Trustee.

          10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11. Integration. This Agreement represents the entire agreement of the Senior Agents and the Trustee with respect to the subject matter hereof and there are no promises or representations by any of them relative to the subject matter hereof not reflected herein.

          12. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Senior Agents and the Trustee. The Borrower shall not have any right to amend, modify or waive any provision of this Agreement without the consent of the Trustee and the Senior Agents, nor shall any consent or signed writing be required of the Borrower to effect any amendment, modification or waiver of any provision of this Agreement. For the purposes of this Agreement, no amendment of the definitions of “Senior Debt”, “Credit Facilities”, or subsection (3) of the definition of “Permitted Debt” contained in the Indenture or Article XII of the Indenture shall be deemed effective without the prior written consent of the holders of a majority of principal amount of Senior Loan Obligations then outstanding.

          13. Successors and Assigns.

     (a) This Agreement shall be binding upon and inure to the benefit of each of the Senior Lenders, the Senior Agents and the Trustee and their successors and assigns. Each holder of Subordinated Notes, by accepting the benefits of the Subordinated Note Documents, shall be deemed to have agreed to (i) be bound by the provisions of this Agreement and (ii) refrain from taking any action which the Trustee has agreed not to take, in its individual capacity or on any holder of Subordinated Notes’ behalf, in this Agreement. Each Senior Lender, by accepting the benefits of the Senior Loan Documents, shall be deemed to have agreed to (i) be bound by the provisions of this Agreement and (ii) refrain from taking any action which either Senior Agent has agreed not to take, in its individual capacity or on any Senior Lender’s behalf, in this Agreement.

     (b) Upon a successor administrative agent or collateral agent becoming the Administrative Agent or the Collateral Agent, respectively, under the Credit Agreement, such successor Administrative Agent or Collateral Agent, as the case may be, automatically shall become a Senior Agent hereunder with all the rights and powers of such party hereunder, and bound by the provisions hereof, without the need for any further action on the part of any party hereto.

     (c) Upon a successor trustee becoming the Trustee under the Indenture, such successor Trustee automatically shall become the Trustee hereunder with all the rights and powers of the Trustee hereunder, and bound by the provisions hereof, without the need for any further action on the part of any party hereto.

          14. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereto agrees that all judicial proceedings brought against it arising out of or relating to this Agreement or its obligations hereunder may be brought in any federal court of competent jurisdiction in the State, County and City of New York, and accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts.

          15. Conflict. In the event of any conflict between the provisions of this Agreement and the provisions of the Senior Loan Documents or the Subordinated Note Documents, the provisions of this Agreement shall govern.

          16. Authorization. By its signature, each Person executing this Agreement and behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

          17. Effectiveness. This Agreement is intended to be a “subordination agreement” as that term is used in Section 510 of the Bankruptcy Code and to be enforceable thereunder. All references to the Borrower shall include the Borrower as debtor and debtor-in possession and any receiver or trustee for the Borrower in any Proceeding.

          18. Compliance with the Trust Indenture Act. Nothing contained herein shall impair the ability of the Trustee to take any action necessary to comply with any obligations imposed under applicable law, including without limitation, the Trust Indenture Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LEHMAN COMMERICAL PAPER INC., as Administrative Agent

By:

Name:
Title:

STATE STREET BANK AND TRUST COMPANY, as Collateral Agent

By:

Name:
Title:

BANKERS TRUST COMPANY, as Trustee

By::

Name:
Title:

Consented:

AIRGATE PCS, INC., as Borrower

By:

Name:
Title: